FOR IMMEDIATE RELEASE	CONTACT:	John E. Peck
President and CEO
(270) 885-1171

HOPFED BANCORP REPORTS FIRST QUARTER RESULTS

HOPKINSVILLE, Ky. (April 30, 2003) – HopFed Bancorp, Inc. (NASDAQ: HFBC) (the “Company”) today reported results for the first quarter ended March 31, 2003. Net income for the first quarter ended March 31, 2003, was $996,000, or $0.27 per share, compared with net income of $1,133,000, or $0.31 per share, for the first quarter in 2002.

Commenting on the first quarter results, John E. Peck, president and chief executive officer, said, “The Company continues to experience exceptional growth in non-interest income. Non-interest income growth has allowed the Company to remain highly profitable despite a sluggish national and local economy. Our expanded product lines, including Internet banking and bill pay, as well as exceptional customer service have been rewarded with continued growth in all of our markets.

“In addition, at March 31, 2003, total assets increased to $466.8 million compared with $427.5 million at December 31, 2002; deposits increased to $392.0 million compared with $353.7 million at December 31, 2002; while net loans increased to $303.0 million compared with $292.1 million at December 31, 2002.

“On April 14, 2003, Heritage Bank opened its new office in Benton, Kentucky. Heritage Bank continues with plans to open an office in Calvert City, Kentucky, by the end of the second quarter. These new locations will allow the Company to provide a higher quality level of service to its current and potential customers.

“In September of 2001, the Company began the process to terminate its defined benefit pension plan for its employees. As required by FASB 88, the Company incurred a $1.4 million dollar curtailment expense that provided the means for the Company to cease further accrual of benefits to its employees. In the second quarter of 2003, the Company anticipates the final settlement of the defined benefit plan and the distribution of its assets to eligible employees. At final settlement, the Company will incur a settlement expense to complete the funding of the plan. The exact amount of settlement expense cannot be determined until the day of final settlement. However, the Company anticipates that this expense will have an impact on second quarter and current year earnings.”

HopFed Bancorp, Inc. is a holding company for Heritage Bank headquartered in Hopkinsville, Kentucky. The Bank has eight offices in western Kentucky and offers a broad line of banking and financial products and services with the personalized focus of a community banking organization.

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HFBC Announces First Quarter Results

April 30, 2003

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risk, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on the Company’s operating results, performance or financial condition are competition and the demand for the Company’s products and services, and other factors as set forth in filings with the Securities and Exchange Commission.

HOPFED BANCORP, INC.

Selected Financial Data

(In thousands, except per share data)

	Three Months Ended March 31
	2003	2002
Earnings Summary:
Net interest income	$2,872	$2,538
Provision for loan losses	400	90
Non-interest income	1,015	436
Non-interest expense	2,023	1,136

Income before taxes	1,464	1,748
Income tax expense	468	615

Net income	$996	$1,133

Earnings per share:
Basic and diluted	$0.27	$0.31

Weighted average shares outstanding
Basic	3,630	3,631

Diluted	3,646	3,631

	As of March 31, 2003	As of Dec. 31, 2002
Balance Sheet Data:
Total assets	$466,811	$427,502
Loans receivable, net	302,953	292,095
Total deposits	392,000	353,655
Shareholders’ equity	47,124	46,878
Book value per share	$12.98	$12.91

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